Exhibit 99.1

EMISPHERE TECHNOLOGIES, INC. APPOINTS MICHAEL V. NOVINSKI AS PRESIDENT AND CHIEF EXECUTIVE
OFFICER

TARRYTOWN, NY, — April 10, 2007 – The Board of Directors of Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced that it has appointed Michael V. Novinski to the position of President and Chief Executive Officer effective immediately. Previously, Mr. Novinski was President of Organon USA Inc., a business unit of Organon BioSciences Inc, for the last four years. During his tenure as President, Organon USA received FDA approval for a number of ethical pharmaceutical products in the areas of Women’s Healthcare, Fertility, Neuroscience, Anti-thrombotics and Anesthesia.

Mr. Novinski, who will assume his duties at the Company beginning in early May, replaces Lewis Bender, who was appointed interim Chief Executive Officer on January 16, 2007. Mr. Bender will continue in the role of acting CEO until that time. Mr. Novinski brings to Emisphere a significant level of leadership and experience in the development of pharmaceutical products. He has over 28 years of industry and specialty product experience which is critical to the Company as it moves to late stage product development. Mr. Novinski held several senior executive positions within Organon BioSciences prior to becoming President of Organon USA and served on its board for the last 4 years. On March 12, 2007, Akzo Nobel announced the intended sale of Organon BioSciences to Schering-Plough for $14.4 Billion in cash.

“I am very excited about this opportunity to join Emisphere,” said Mr. Novinski. “The Company’s technology is exciting and well advanced and I believe that it will yield important improvements in healthcare. Many key Emisphere programs have the potential to create brands with substantial value and unique profiles and benefits for both prescribers and patients.”

Mr. Novinski was appointed Director of Marketing in 1992 at Organon and later became the Vice President of the Department. For ten years, he led the Company’s marketing efforts and directed the launch of eight new brands in the U.S. market. In addition, from June 2000 through December 2001, he was General Manager for Organon Sanofi-Synthelabo LLC. In 2002, he became Executive Vice President of Operations and Marketing for Organon International. At the same time, he was elected as a Board Member for Organon International. In February, 2003 Mr. Novinski was named President of Organon USA. In June, 2003 he assumed responsibility for Worldwide Business Development and Lifecycle Management and led collaborative agreements with a number of pharmaceutical companies including Pfizer, Sanofi-Aventis, and Ligand Pharmaceuticals.

Prior to joining Organon, from 1982 to 1986 Mr. Novinski held several positions in product management with Wyeth-Ayerst International. In 1986, he was appointed Product Marketing Director, Female Healthcare. In 1988, he was appointed Group Marketing Director, Pharmaceuticals. From 1990-1992, he was the Assistant Vice President in Market Planning for Pharmaceuticals and was responsible for the international marketing of products.

Mr. Novinski was elected to the Board of Directors for Pharmaceutical Research and Manufacturers of America (PhRMA) in June 2004. He has served in different capacities for a number of organizations including the New Jersey Cystic Fibrosis Association, Coalition for Excellence in Critical Care Medicine, American Foundation for Urological Diseases, Society for Advancement of Women’s Health Research and America’s Pharmaceutical Research Companies Association.

Mr. Novinski earned a Bachelor’s Degree in 1978 with a major in Biology from Washington and Jefferson College in Washington, PA. He also studied under fellowship at the University of Pittsburgh Medical School, Department of Microbiology, 1978-1979.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit the Emisphere website, http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 5, 2007.